CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made as of the 16 day of February, 2004.

BETWEEN:

Brian C. Irwin
(hereinafter called the "Consultant")
OF THE FIRST PART
AND:
Goldbelt Resources Ltd.
The Exchange Tower
130 King Street West Suite 1800
Toronto ON M5X 1E3 (hereinafter called the "Company")
OF THE SECOND PART

WHEREAS:

A The Company is desirous of engaging the Consultant, and the Consultant is ready, willing and able, to carry out and provide advisory and consulting services (the "Work") on the terms and conditions, herein set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and of the sums herein provided to be paid by the Company to the Consultant, and of the mutual covenants and undertakings to be performed hereunder, the parties agree as follows:

ARTICLE I
AGREEMENT TO PROVIDE CONSULTING SERVICES

1.01 The Consultant will carry out the Work for the Company, in the areas, and the rates described in Schedule "A" hereto for a period of one year renewable for an additional year by mutual agreement of the parties. 1.02 The Consultant will carry out the Work in consultation with the representatives of the Company duly appointed in writing and covenants to conduct the Work in a businesslike manner, in keeping with professional practices in the industry and in a safe and lawful manner.

ARTICLE II REPORTING

2.01 The Consultant will, as directed in writing, provide the Company with regular reports, in such form as the Company may reasonably require. All reports and copies thereof are to be directed to the attention of Collin Ellison, President.

2.02 The information contained in such reports will be the exclusive property of the Company.

2.03 The reports and advice of the Consultant are not offered, and will not be used by the Company for purposes of inducing investment to be made in the Company unless the consent of the Consultant thereto is first given in writing.

ARTICLE III
INDEMNIFICATION

3.01 In the event the Company shall use the advice or report(s) of the Consultant in any way as an inducement or representation to others to rely thereon without the prior written consent of the Consultant and such holding out or representation or inducement shall become the subject of any claim for any loss, demand, cost, damage, action, suit or proceeding whatsoever, the Company covenants to indemnify and save the Consultant harmless therefrom, it being understood that such indemnification shall survive termination of this Agreement for a period of two years.

ARTICLE IV
ACCOUNTS

4.01 The Consultant shall within fifteen (15) days after the end of each month during which the Work is performed provide the Company with receipts and vouchers for out-of-pocket and other expenses reasonably and properly incurred and materials supplied by the Consultant under this Agreement during the period to which such statement relates. 4.02 The Company shall, within fifteen (15) days of receipt at its office of each itemized statement of account furnished by the Consultant, pay the Consultant all costs and charges on disbursements shown in such itemized statement of account.

ARTICLE V
TERMINATION

5.01 The Company shall be liable to pay the Consultant for all Work undertaken and expenses incurred by the Consultant to the effective date of termination, it being understood that, if the Company has requested the Consultant to engage any person expressly for the Work and such person's engagement is terminated as a result of operation of this Subsection, the Company shall be responsible for the employment severance cost of such person to the Consultant.

ARTICLE VI
ASSIGNMENT

6.01 The Consultant shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

ARTICLE VII
AMENDMENT OF THIS AGREEMENT

7.01 The terms and conditions of this Agreement may be altered only by written form of amendment duly executed by both parties hereto.

ARTICLE VIII
NOTICE

8.01 Any notice required or permitted to be given hereunder by any party shall be deemed to have been given on the day such notice is delivered in writing to the addresses as set out in the front page of this Agreement or, if verbal, when communicated personally or by telephone to the party to whom it is directed and confirmed in writing delivered within three days; written notice shall be directed to the address of such party herein before set out or such other address of which written notice may be given from time to time; notice sent by registered mail will be deemed to have been delivered at the earlier of the time when the receipt thereof is signed by the addressee and seventy-two (72) hours after the posting thereof in any Post Office.

ARTICLE IX
FORCE MAJEURE

9.01 If any party is prevented or delayed from performing any of the obligations on its part to be performed hereunder by reason of force majeure, including but not limited to Act of God, strike, threat of imminent strike, fire, flood, war, insurrection or riot, mob violence or requirement or regulation of government which cannot be overcome by reasonable and lawful means and the use of the facilities normally employed in performing such obligation, then and in any such event, and so often as the same shall occur, any such failure to perform shall not be deemed a breach of this Agreement and the performance of any such obligation shall be suspended during the period of disability. The parties agree to use all due diligence to remove such causes of disability as may occur from time to time.

ARTICLE X
CONFIDENTIALITY OF INFORMATION

10.01 The Consultant shall take all reasonable precautions to ensure that its employees keep confidential any information concerning the Work carried out under this Agreement and, without limiting the generality of the foregoing, shall instruct its employees and mark as confidential any and all information relating to the project or the Company's programs with respect thereto and shall prohibit access by any other persons to the information in the absence of written permission for such access by the Company.

ARTICLE XI
APPLICABLE LAW

11.01 This Agreement shall be governed by and any dispute arising hereunder shall be determined in accordance with the laws of the Province of British Columbia.

ARTICLE XII
DISPUTES

12.01 Any dispute between the parties concerning any matter or thing arising from this Agreement shall be referred to a mutually agreeable professional who is knowledgeable in the oil and gas industry. 12.02 The decision of the professional referred to in Subsection 12.01 shall be final and binding upon the parties. 12.03 Failing agreement on appointment of a professional under Subsection 12.01, any disagreement or dispute shall be resolved by resort to law and shall be referred to the jurisdiction of the Courts of the Province of British Columbia.

ARTICLE XIII
OTHER AGREEMENTS

13.01 This Agreement constitutes the complete agreement between the Consultant and the Company and with respect to subject matter treated herein and shall not be varied in its terms by oral agreement, representation or otherwise except an instrument or instruments in writing dated subsequent to the date hereof and executed by the duly authorized representatives of the Consultant and the Company, and this Agreement supercedes all prior agreements, memoranda, correspondence, communication, negotiations or representations, whether oral or written, express or implied, between the parties with respect to the subject matter.

ARTICLE XIV
ENUREMENT

14.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. IN WITNESS WHEREOF the parties have hereunto to have effect, caused their common seal(s) to be affixed in the presence of their proper officers duly authorized in that regard the day and year first above written.

Goldbelt Resources Ltd.

Per:             [Signed]
        Authorized Signatory

SIGNED, SEALED AND DELIVERED	)
BY BRIAN C. IRWIN in the presence of:	)
)
)
Name	)
	)	[Signed]
	)	BRIAN C. IRWIN
Address	)
)
)
Occupation	)

SCHEDULE "A"

Description of Work

The Consultant shall be engaged to advise the Company and its associates in connection with such services as may reasonably be requested by the Company in connection with corporate and regulatory matters and the co-ordination of legal services for the Company.

Schedule of Consultant's Rates

Expenses The Company will reimburse the Consultant for all reasonable expenses properly incurred.

The consultant shall be paid the sum of $4,000 per month.